Exhibit 99.1

November 17, 2015

Tofutti Press Release

Company Contact:     Steve Kass
                                  Chief Financial Officer
                                  (908) 272-2400
                                  (908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
 AND NINE MONTH RESULTS

Cranford, New Jersey  -- November 17, 2015 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the fourteen and forty week periods ended October 3, 2015. The company’s fiscal year is either a fifty-two or fifty-three week period ending on the Saturday closest to December 31st.  The 2015 fiscal year is a fifty-three week year ending on January 2, 2016, and the company has elected to incorporate the additional week into the third quarter and nine month results, thus resulting in fourteen and forty week periods, respectively.

Tofutti Brands reported net sales for the fourteen weeks ended October 3, 2015 of $3,671,000, an increase of $379,000, or 12%, compared to net sales of $3,292,000 for the thirteen weeks ended September 27, 2014.  The increase in revenues was mainly the result of increases in frozen dessert product sales and soy-cheese sales.  Net sales for the forty week period ended October 3. 2015 were $10,438,000, a decrease of $209,000, or 2%, compared to net sales of $10,647,000 for the thirty-nine week period ended September 27, 2014.  The decrease in sales in the 2015 forty week period was primarily attributable to the decrease in sales recorded in the first quarter of the year. In addition, in the fourteen and forty week 2015 periods promotional and allowance activity increased by $89,000 and $548,000, respectively, which negatively affected reported sales.

The company’s gross profit and gross profit percentage for the fourteen week period ending October 3, 2015 were approximately $875,000 and 24%, respectively, compared to $841,000 and 26%, respectively, for the thirteen week period ending September 27, 2014. The decrease in the gross profit percentage was due primarily to the significant increase in the sales allowance expense to $543,000 for the fourteen week period ending October 3, 2015 compared with $454,000 for the 2014 period. The company’s gross profit and gross profit percentage for the forty week period ending October 3, 2015 were  $2,697,000 and 26%, respectively, compared to $3,092,000 and 29%, respectively, for the thirty-nine week period ending September 27, 2014.  The decrease in the company’s gross profit percentage for  the 2015 forty week period was due primarily to the substantial increase in the company’s promotional sales allowance programs.

For the fourteen week period ended October 3, 2015, the company reported a net loss of $126,000, or $0.02 per share, compared to a net loss of $164,000, or $0.03 per share for the thirteen week period ended September 27, 2014.  The company’s net loss for the forty weeks ended October 3, 2015 was $526,000, or $0.10 per share, compared to a net loss of $248,000, or $0.05 per share, for the thirty-nine weeks ended September 27, 2014.

As of October 3, 2015, the company had approximately $136,000 in cash and cash equivalents and its working capital was approximately $2.1 million, compared with approximately $341,000 in cash and cash equivalents and working capital of $2.5 million at December 27, 2014.

Mr.  David Mintz, Chairman and Chief Executive Officer of the company stated, “While we recorded a small loss for the quarter, our principal product lines continued to show consumer acceptance. Sales of soy-cheese products increased by 18% and frozen desserts sales increased by approximately 8% as compared to the comparable period in 2014. We have reduced expenses while focusing on expanding sales of our non-dairy cheese products and frozen dessert and food products.   Price increases instituted earlier in 2015 should provide improved gross margins during the remainder of the year.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and Baked Ravioli and Lasagna, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Better Than Mozzarella and Better Than Ricotta®.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Fourteen weeks ended October 3, 2015	Thirteen weeks ended September 27, 2014	Forty weeks ended October 3, 2015	Thirty-nine weeks ended September 27, 2014

Net sales	$3,671	$3,292	$10,438	$10,647
Cost of sales	2,796	2,451	7,741	7,555
Gross profit	875	841	2,697	3,092
Operating expenses	1,001	1,005	3,215	3,334
Loss before income taxes	(126)	(164)	(518)	(242)
Income tax expense	--	--	8	6
Net loss	$(126)	$(164)	$(526)	$(248)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net loss per common share:
Basic and diluted	$(0.02)	$(0.03)	$(0.10)	$(0.05)

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	October 3, 2015	December 27, 2014*
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$136	$341
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $366 and $275, respectively	2,049	1,914
Inventories, net of reserve of $150 and $150, respectively	1,523	1,852
Prepaid expenses	59	71
Deferred costs	75	105
Total current assets	3,842	4,283

Fixed assets (net of accumulated depreciation of $7 and $2, respectively)	22	27

Other assets	16	16
Total Assets	$3,880	$4,326

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$5	$5
Accounts payable	1,277	1,367
Accrued expenses	357	264
Deferred revenue	83	114
Total Current Liabilities	1,722	1,750

Note payable—long-term	17	22
Total liabilities	1,739	1,772

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued
     Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at October 3,
       2015, and 5,153,706 shares at December 27, 2014
	-- 52	-- 52
Additional paid-in capital	113	--
Retained earnings	1,976	2,502
Total stockholders’ equity	2,141	2,554
Total liabilities and stockholders’ equity	$3,880	$4,326

*Derived from audited financial information.